EXHIBIT 23.2


To:

Magal Security Systems Ltd.

Yahud 56100, Israel

                         Re: Magal Security Systems Ltd.

At your request, and, as auditors of Magal Security Systems Ltd. ("The Company"), we consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2003 Israeli Share Option Plan of the Company, of our reports dated July 12, 2009, with respect to the consolidated financial statements and schedule of the Company and the effectiveness of internal control over financial reporting of the Company included in its Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission.


                                           /s/ Kost Forer Gabbay & Kasierer
                                           KOST FORER GABBAY & KASIERER
                                           A member of Ernst & Young Global


Tel-Aviv, Israel
04 February 2010